BAMCO, INC.

767 Fifth Avenue

New York, New York 10153

August 29, 2011

Baron Select Funds

767 Fifth Avenue

New York, New York 10153

Re:	Fee Waiver Agreement

Ladies and Gentlemen:

BAMCO, Inc. (“BAMCO”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the series (each, a “Fund” and collectively, the “Funds”) of Baron Select Funds (the “Trust”) set forth on Schedule A hereto:

BAMCO agrees that for so long as it serves as the investment adviser to a Fund, it will limit its fees so that the Fund’s total annual operating expenses are the percentages of average daily net assets of retail shares and institutional shares, respectively, set forth opposite the Fund’s name on Schedule A hereto (exclusive of portfolio transaction costs, interest and extraordinary expenses).

This Agreement is effective immediately. This Agreement shall have an initial eleven year term beginning on August 29, 2011 and ending on August 29, 2022 and will automatically renew annually for an eleven year term. For example, on August 29, 2012, this Agreement will automatically renew for a eleven year term ending on August 29, 2023. This Agreement can only be amended by agreement of the Trust, upon approval by the Trust’s Board of Trustees, including a majority of the Trust’s trustees who are not interested persons (as that term is defined in the Investment Company Act of 1940, as amended) of the Trust, on the one hand, and BAMCO, on the other, to increase the percentage shown and will terminate automatically in the event of termination of the Advisory Agreement between BAMCO and each of the Funds.

BAMCO, Inc.

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel

Accepted and Agreed To:

Baron Select Funds on behalf of each of the Series set forth on Schedule A hereto

By:	/s/ Linda S. Martinson
Name:	Linda S. Martinson
Title:	President

SCHEDULE A

Maximum Total Series Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Retail Shares	Institutional Shares
Baron Partners Fund	1.45%	1.20%
Baron Focused Growth Fund	1.35%	1.10%
Baron International Growth Fund	1.50%	1.25%
Baron Real Estate Fund	1.35%	1.10%
Baron Emerging Markets Fund	1.50%	1.25%
Baron Energy and Resources Fund	1.35%	1.10%